FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this              day of                 , 2014 by and among NexPoint Capital, Inc., a Delaware corporation (the “Company”), Highland Capital Funds Distributor, Inc., a Delaware corporation (the “Dealer Manager”) and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS

WHEREAS, the Company proposes to offer and sell up to 1,500,000,000 shares of its common stock, par value $0.001 per share (the “Shares”) at an initial subscription price of $10.00 per share (the “Offering”) to investors pursuant to the Company’s Registration Statement on Form N-2 (File No. 333-196096), as amended from time to time (the “Offering Document”).

WHEREAS, the Dealer Manager has been engaged by the Company to offer and sell the Shares on a best efforts basis through a network of participating broker-dealers (the “Participating Broker-Dealers”).

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares will be promptly refunded to such subscribers if at least $10,000,000 of gross offering proceeds, including proceeds from a private placement of shares of the Company’s common stock to NexPoint Advisors, L.P., the Company’s investment advisor, (the “Minimum Offering Requirement”), has not been raised within one year from the date that the U.S. Securities and Exchange Commission (the “SEC”) declares the Offering Document effective (the end of the one-year period shall be referred to herein as the “Closing Date”).

WHEREAS, the Dealer Manager and the Company desire to establish an escrow account, as further described herein, in which funds received from subscribers (“Investor Funds”) will be deposited into an interest-bearing account entitled “NexPoint Capital, Inc. Subscription Account” and the Company desires that Escrow Agent act as escrow agent to the escrow account and Escrow Agent is willing to act in such capacity.

WHEREAS, the Escrow Agent has engaged DST Systems, Inc. as transfer agent (the “Transfer Agent”) to receive, examine for “good order” and facilitate subscriptions into the Escrow Account as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, the Transfer Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Dealer Manager, nor shall they have any interest other than that provided in this Agreement in assets in Transfer Agent’s possession as the agent of the Escrow Agent.

WHEREAS, in order to subscribe for Shares during the Escrow Period (as defined below), a subscriber must deliver the full amount of its subscription price by check in U.S. dollars payable to “UMB Bank, N.A., as escrow agent for NexPoint Capital, Inc.” to the Transfer

Agent at the address set forth in the subscription agreement or by wire transfer of immediately available funds in U.S. dollars.

AGREEMENT

NOW, THEREFORE, the Company, Dealer Manager and Escrow Agent agree to the terms of this Agreement as follows:

1.        Establishment of Escrow Account; Escrow Period.    The Company hereby appoints the Escrow Agent as escrow agent for purposes of holding the Investor Funds on the terms and conditions set forth herein. On or prior to the commencement of the offering of Shares, the Company shall establish the escrow account with the Escrow Agent, which shall be entitled “Escrow Account for the Benefit of Subscribers for Common Stock of NexPoint Capital, Inc.” or such similar designation as the Company and the Escrow Agent may agree (the “Escrow Account.”) This Agreement shall be effective as of the date the Offering Document is declared effective by the SEC. The “Termination Date” of this Agreement shall be the earlier of: (i) the date that all Investor Funds held in the Escrow Account are distributed to the Company pursuant to Section 2(b) hereof and the Company has informed the Escrow Agent in writing to close the Escrow Account; (ii) the Closing Date, in the event the Minimum Offering Requirement is not raised on or prior thereto; or (iii) the date the Escrow Agent receives notice from the SEC or any other federal or state regulatory authority that a stop order or similar order has been issued with respect to the Offering Document and has remained in effect for at least twenty (20) days. After the Termination Date, the Company and its agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective investors in the Company. For purposes of this Agreement, the “Escrow Period” shall mean the period commencing on the date the Offering Document is declared effective by the SEC and ending on the Termination Date.

2.        Operation of the Escrow.

(a)        Deposits in the Escrow Account.    During the Escrow Period, persons subscribing to purchase Shares (“Subscribers”) will be instructed by the Company, the Dealer Manager and the Participating Broker-Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for NexPoint Capital, Inc.” or any recognizable abbreviation thereof. Completed subscription agreements and checks in payment for the subscription amount shall be remitted to the Transfer Agent at the address set forth in the subscription agreement. The Dealer Manager, the Company or their respective agents, as applicable, shall remit to the Escrow Agent (i) such instrument of payment, and (ii) each Subscriber’s name, address, number of Shares purchased by such Subscriber and the subscription payment remitted by such Subscriber by noon of the next business day following receipt of any such instruments of payment or, if final internal supervisory review is conducted at a different location, by the end of the next business day following receipt of any such instruments of payment by the office conducting final internal supervisory review. The Escrow Agent represents that the Transfer Agent will promptly deliver all monies received in good order from Subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account. All instruments of payment delivered to the Escrow Agent pursuant hereto shall be

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deposited by the Escrow Agent within one (1) business day of receipt thereof into the Escrow Account. Deposits shall be held in the Escrow Account until such Investor Funds are promptly disbursed in accordance with this Agreement.

Investor Funds shall be held in the Escrow Account until they are promptly disbursed in accordance with this Section 2. Prior to disbursement of the Investor Funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company, the Dealer Manager, any Participating Broker-Dealer or any of their respective affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Minimum Offering Requirement, the Escrow Agent shall promptly notify the Dealer Manager and the Company in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account in the amount of such returned payment.

(b)        Disbursement of Investor Funds.    If at any time on or prior to the Closing Date, the Minimum Offering Requirement is satisfied, the Escrow Agent shall release and deliver the Investor Funds, including all earnings thereon for Investor Funds held for more than 35 calendar days, promptly to the Company. Earnings on Investor Funds held for less than 35 calendar days shall, at the time of release, by promptly paid and delivered to the appropriate Subscriber. The Escrow Agent agrees that Investor Funds in the Escrow Account shall not be released to the Company until and unless the Escrow Agent receives a written certificate or affidavit stating that the Minimum Offering Requirement has been timely met from the Company’s Chief Executive Officer or Chief Financial Officer.

After the Minimum Offering Requirement has been timely met and the Investor Funds in the Escrow Account representing the Minimum Offering Requirement have been disbursed to the Company, (i) the Escrow Account shall remain open and the Company shall continue to cause subscriptions for Shares that are received from subscribers who are residents of [State] (“[State] Subscribers”) or subscribers who are residents of any other state (“Other States”) identified by written notice from the Company (“Other Subscribers”) to be deposited therein until the Company informs the Escrow Agent in writing to close the Escrow Account, and (ii) any subscription documents and instruments of payment received by the Escrow Agent from Subscribers other than [State] Subscribers and Other Subscribers shall be forwarded to the Company on the next Disbursement Date (as defined below). After the satisfaction of the aforementioned provisions of this Section 2(b), in the event the Company receives subscriptions made payable to the Escrow Agent (other than subscriptions that are received from [State] Subscribers or Other Subscribers), subscription proceeds may continue to be received in the Escrow Account generally, but to the extent such proceeds shall not be subject to escrow due to the satisfaction of the aforementioned provisions of this Section 2(b), such proceeds are not subject to this Agreement and, at the instruction of the Company to the Escrow Agent, shall be transferred from the Escrow Account or deposited directly into, as the case may be, a commercial deposit account in the name of the Company with the Escrow Agent (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company. The “Disbursement Date” shall be each of the first business day, and the first business day after the fifteenth day, of each month.

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Subject to the provisions set forth in this Agreement, if the Escrow Agent has not received a certificate or affidavit from the Company’s Chief Executive Officer or Chief Financial Officer certifying that the Minimum Offering Requirement has been timely met during the Escrow Period, the Escrow Agent shall promptly return the Investor Funds, including interest or any other income earned thereon, to the Subscribers (including any [State] Subscribers and Other Subscribers), per the name, address and in the amounts provided by the Company, the Dealer Manager or the Transfer Agent to the Escrow Agent without deduction, penalty or expense, and the Escrow Agent shall notify the Company and the Dealer Manager in writing of the distribution of the Investor Funds. The subscription payments returned to each Subscriber shall be free and clear of any and all claims of the Company or any creditors of the Company, the Dealer Manager, any Participating Broker-Dealer or any of their respective affiliates.

(c)        Notwithstanding any release of Investor Funds from the Escrow Account pursuant to Section 2(b), the Company, the Dealer Manager and Participating Broker-Dealers shall continue to forward instruments of payment received from [State] Subscribers and Other Subscribers for deposit into the Escrow Account to the Escrow Agent until such time as the Company notifies the Escrow Agent in writing that the aggregate subscriptions for Shares in the Offering (including amounts in the Escrow Account previously disbursed pursuant to the terms hereof and the amounts then held in the Escrow Account) from all jurisdictions equal or exceed such amount as provided by written notice from the Company to the Escrow Agent in accordance with the requirements of the State of [State] or for each of the Other States, an aggregate of $10,000,000, in each case, inclusive of proceeds from a private placement of shares of the Company’s common stock to NexPoint Advisors, L.P., any subscription proceeds received from the Company’s executive officers and directors and any of the Company’s or the investment advisor’s affiliates or any other Subscribers which the Company has notified the Escrow Agent are affiliated with the Company or advisor (the “[State] Required Capital” and the “Other Required Capital”, respectively). Within five (5) business days after receipt by the Escrow Agent of such notice, the Escrow Agent shall instruct the Dealer Manager, or its agent, to deliver an executed IRS Form W-9 for each [State] Subscriber and Other Subscriber, as applicable and shall (i) disburse to the Company, by check or wire transfer, the Investor Funds then held in the Escrow Account representing the principal amount of the gross subscription payments from [State] Subscribers and/or Other Subscribers, as applicable, received by the Escrow Agent, and (ii) within five business days after the first business day of the succeeding month, disburse to the Company any interest earned thereon. Following such disbursements, any instruments of payment received by the Escrow Agent from [State] Subscribers and/or Other Subscribers, as applicable, shall not be subject to this Agreement and shall be deposited directly into the Escrow Account or the Deposit Account pursuant to this Section 2 or forwarded directly to the Company as instructed in writing by the Company.

If the Company has not received total subscriptions equal to the [State] Required Capital or the Other Required Capital, as applicable, within 365 days after the Company receives subscriptions equal to the Minimum Offering Requirement, the Escrow Agent shall promptly return directly to each [State] Subscriber and/or Other Subscriber, as applicable, (a) by check or wire transfer, the Investor Funds deposited in the Escrow Account on behalf of such [State] Subscriber or Other Subscriber, as applicable, or (b) the instruments of payment delivered to the

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Escrow Agent with respect to such [State] Subscriber’s or Other Subscriber’s subscription if such instrument of payment has not been processed for collection prior to such time, in either case, together with any interest income thereon, which interest shall be paid within five business days after the first business day of the succeeding month pursuant to the provisions of Section 2(d).

(d)        At any time pursuant to the provisions of this Section 2 interest income earned on Investor Funds deposited in the Escrow Account (“Escrow Income”) is to be paid to a Subscriber, the Escrow Agent shall promptly provide directly to such Subscriber the amount of Escrow Income payable to such Subscriber; provided that the Escrow Agent is in possession of such Subscriber’s executed IRS Form W-9. In the event an executed IRS Form W-9 is not received for each Subscriber, the Escrow Agent shall remit an amount to the Subscribers in accordance with the provisions hereof, withholding the applicable percentage for backup withholding required by the Internal Revenue Code, as then in effect, from any Escrow Income attributable to those Subscribers for whom the Escrow Agent does not possess an executed IRS Form W-9. The forgoing notwithstanding, Escrow Income, if any, earned on accepted Investor Funds will be payable to a Subscriber only if the Subscriber’s funds have been held in escrow by the Escrow Agent for at least 35 days, and interest, if any, earned on accepted Investor Funds held less than 35 days will be payable to the Company. Escrow Income shall be remitted to Subscribers at the address provided by the Dealer Manager or the Company to the Escrow Agent, which the Escrow Agent shall be entitled to rely upon, and without any deductions for escrow expenses.

3.        Investor Funds in the Escrow Account.    Upon receipt of Investor Funds, the Escrow Agent shall hold such Investor Funds in escrow pursuant to the terms of this Agreement. Prior to the disbursement of funds deposited in the Escrow Account in accordance with the provisions of Section 2(b) hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings or interest derived therefrom in the Escrow Account in UMB Bank Money Market Special, an interest-bearing bank money market account, permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. The Escrow Agent shall not invest funds deposited or any earnings or interest derived therefrom in any other investment without the prior written direction or approval from the Company. Interest and any other income resulting from the investment of the funds in the Escrow Account shall be retained by the Escrow Agent and distributed according to this Agreement. The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company which includes, without limitation, if such amounts are not available to the Company at least daily via UMB’s “Web Exchange” program) on the account balance in the Escrow Account and the activity in such accounts since the last report, including without limitation as specifically relates to [State] Subscribers and Other Subscribers. The Escrow Agent will provide access to its Web Exchange program to allow the Company to view account balances for the Escrow Account at any time, including without limitation as specifically relates to [State] Subscribers and Other Subscribers.

4.        Duties of the Escrow Agent.    The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto with respect to

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the subject matter hereof, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

5.        Liability of the Escrow Agent; Indemnification.    The Escrow Agent acts hereunder as a depository only. The Escrow Agent shall not be liable, except for willful misconduct, breach of trust, or gross negligence, for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of either unless it shall be proved that such officer or employee was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith or engaged in willful misconduct or a breach of trust. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Investor Funds in the Escrow Account, each is authorized to comply with any decision reached through such arbitration or litigation.

The Company hereby agrees to indemnify the Escrow Agent for, and to hold each harmless against any loss, liability or expense incurred in connection herewith, except losses, damages or expenses due to gross negligence, breach of trust, recklessness, bad faith or willful

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misconduct on the part of the Escrow Agent, including without limitation, legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that neither shall be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness, bad faith or willful misconduct.

The terms of this Section shall survive the termination of the Escrow Agreement and the resignation or removal of the Escrow Agent.

6.        The Escrow Agent’s Fee.    Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company in accordance with Exhibit A hereto.

7.        Security Interests.    No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

8.        Dispute.    In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a Court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

9.        Resignation of Escrow Agent.    Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect. Upon the effective date of such resignation or removal:

(a)        All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

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(b)        If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

(c)        Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

The terms of this Section shall survive the termination of the Escrow Agreement and the resignation or removal of the Escrow Agent.

10.        Notices.    All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, or by overnight courier with signature required, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this Section 10:

(1) If to Company:	NexPoint Capital, Inc.
300 Crescent Court, Suite 700
Dallas, Texas 75201
Telephone: (972) 419-2556
Attention: Brian Mitts

(2) If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens,
Corporate Trust
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

(3) If to Dealer Manager:	Highland Capital Funds Distributor, Inc.
200 Crescent Court, Suite 700
Dallas, Texas 75201
Telephone: (972) 419-2556

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Facsimile: (972) 628-4171
Attention: Investor Services

11.        Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law.

12.        Binding Effect; Benefit.    This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

13.        Modification.    This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the Company and the Escrow Agent.

14.        Assignability.    This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.

15.        Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16.        Headings.    The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

17.        Severability.    This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18.        Earnings Allocation; Tax Matters; Patriot Act Compliance; Office of Foreign Control Search Duties.    If the Escrow Agent remits Escrow Income pursuant to this Agreement, the Escrow Agent shall be responsible for any necessary federal tax reporting associated with such income, provided that the Escrow Agent shall not be responsible for any other tax reporting under this Escrow Agreement. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The Escrow Agent, or its agent, shall complete an Office of Foreign Assets Control (“OFAC”)

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search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Escrow Agent, or its agent, may perform such OFAC search.

19.        Miscellaneous.    This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

HIGHLAND CAPITAL FUNDS DISTRIBUTOR, INC.

By:
Name:
Title:

NEXPOINT CAPITAL, INC.

By:
Name:
Title:

ESCROW AGENT:

UMB BANK, N.A.

By:
Name:
Title:

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EXHIBIT A

ESCROW FEES AND EXPENSES

Acceptance Fee
Review document and establish account	$
DST Agency Engagement	$

Annual Fee
Annual Escrow Agent	$

Transactional Fees
Outgoing Wire Transfer	$	each
Web Exchange Access	$	per month
Overnight Delivery/Mailings	$	each
IRS Tax Reporting	$	per 1099
Daily Recon File to Transfer Agent	$	per month

Acceptance fees and first year’s Annual Escrow Agent fee will be payable at the initiation of the escrow. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

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